EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Third Fiscal Quarter Ended June 25, 2011 and Announces a Quarterly Dividend

CONCORD, Mass., Aug. 8, 2011 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced its results for the fiscal quarter ended June 25, 2011. For the third quarter of the Company's 2011 fiscal year, the Company reported net income of $1,000,000, or $0.55 per share, on revenue of $4,023,000, as compared to net income of $2,423,000 or $1.33 per share, on revenue of $6,350,000 for the quarter ended June 26, 2010. For the nine months ended June 25, 2011, the Company reported net income of $2,014,000, or $1.10 per share, on revenue of $9,865,000, as compared to net income of $4,692,000, or $2.87 per share, on revenue of $14,690,000 for the nine months ended June 26, 2010.

Technical Communications Corporation today also announced that its Board of Directors has declared a dividend of $0.10 per share of common stock outstanding. The dividend is payable in cash on September 15, 2011 to all shareholders of record on September 1, 2011.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, "TCC's performance in the third quarter was strong in both the network and radio encryption areas. Shipments in excess of $550,000 of our DLE7050 encryption systems were made to a Mid-East customer as part of a program to continue expansion of its deployment in the country's naval forces. Also included in this program is a planned upgrade of the fielded encryption systems. An initial order for this work, which will be done at our Concord, MA facility, has been received and is expected to be delivered in fiscal 2012.

The third quarter's revenues somewhat exceeded our expectations due to accelerated deliveries of our DSP9000 radio encryption systems into Afghanistan. Certain of the delivery requirements were accelerated to the third quarter, which increased revenues above plan and are therefore expected to correspondingly reduce planned revenues in the fourth quarter. In June, Datron World Communications placed new orders valued in excess of $4,800,000 for DSP9000 encryption handsets and radio encryption modules. These orders are expected to ship largely in the first and second quarters of fiscal 2012.

The Secure Telephone product area has received orders of over $400,000 for new equipment and support. The CSD3324SP now employs the Advanced Encryption Standard (AES) algorithms and a public key management system making it attractive for high security office communications. TCC is offering programs to upgrade our existing CSD3324SE installed base to the AES version-making it possible and practical to use the newer encryption technology without replacing the original telephone.

TCC continues its efforts to expand our markets. In Latin America we have reorganized the company's marketing and business development structure to report to our Director of Latin American Sales, located in San Juan, Puerto Rico. Management believes this structure will provide more in-region management and enable more focused attention on our customers' needs. The Director manages the agents and representatives who are responsible for developing the customer relations and support.

In another region of the world, India, TCC has established the office of Director, Indian Business Development located in New Delhi. The view in India is for the longer term as we expect to establish the TCC reputation and brand for high quality communications security to be ready to benefit from the opening of a cyber security market."

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q for the quarters ended March 26, 2011 and December 25, 2010 and its Annual Report on Form 10-K for the fiscal year ended September 25, 2010.

Technical Communications Corporation
Condensed consolidated income statements

	Quarter Ended (Unaudited)
	6/25/2011	6/26/2010
Net sales	$4,023,000	$6,350,000
Gross profit	3,257,000	4,489,000
S, G & A expense	767,000	696,000
Product development costs	879,000	781,000
Operating income	1,611,000	3,012,000
Income tax expense	611,000	590,000
Net income	1,000,000	2,423,000
Net income per share:
Basic	$0.55	$1.33
Diluted	$0.54	$1.29

	Nine Months Ended (Unaudited)
	6/25/2011	6/26/2010
Net sales	$9,865,000	$14,690,000
Gross profit	7,939,000	10,192,000
S, G & A expense	2,166,000	2,327,000
Product development costs	2,736,000	1,639,000
Operating income	3,037,000	6,226,000
Income tax expense	1,025,000	1,537,000
Net income	2,014,000	4,692,000
Net income per share:
Basic	$1.10	$2.87
Diluted	$1.07	$2.72

Condensed consolidated balance sheets

	6/25/2011	9/25/2010
	(unaudited)	(derived from audited financial statements)
Cash	$10,735,000	$11,034,000
Accounts receivable, net	6,000	131,000
Inventory	2,957,000	2,613,000
Deferred income taxes	607,000	469,000
Other current assets	183,000	154,000
Total current assets	14,488,000	14,401,000
Property and equipment, net	486,000	425,000
Total assets	$14,974,000	$14,826,000

Accounts payable	220,000	314,000
Accrued expenses and other current liabilities	1,444,000	2,927,000
Total current liabilities	1,664,000	3,241,000
Total stockholders' equity	13,310,000	11,585,000
Total liabilities and stockholders' equity	$14,974,000	$14,826,000
CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com